Exhibit 3.1

AMENDMENT NO. 4 TO

FIFTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MAGELLAN MIDSTREAM PARTNERS, L.P.

This Amendment No. 4 (this “Amendment No. 4”) to the Fifth Amended and Restated Agreement of Limited Partnership (as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 and as of the date hereof, the “Partnership Agreement”) of Magellan Midstream Partners, L.P. (the “Partnership”) is hereby executed and effective as of September 25, 2020, by Magellan GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership, on its own behalf and as attorney in fact on behalf of the Limited Partners pursuant to Section 2.6 of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to Section 13.1(d) of the Partnership Agreement, to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendments to the Partnership Agreement do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Section 2.3 Amendment. Section 2.3 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.3. Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the Chief Executive Officer of the General Partner, acting in his or her sole discretion, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the General Partner shall be located at One Williams Center, Tulsa, Oklahoma 74172, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be One Williams Center, Tulsa, Oklahoma 74172 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.”

Section 2. Section 13.6 Amendment. Section 13.6 of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“Section 13.6. Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 90 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Limited Partner Interests are listed for trading, in which case the rule, regulation guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.”

Section 3. Section 15.11 Amendment. A new Section 15.11 shall be added to the Partnership Agreement to read in its entirety as follows:

“Section 15.11. Forum Selection.

Unless the Partnership consents in writing to the selection of an alternative forum, (a) the federal district courts of the United States of America located in the State of Delaware shall be the sole and exclusive forum for the resolution of any federal securities claims or complaints, specifically including those arising under the Securities Act of 1933, and (b) the Delaware Court of Chancery shall be the sole and exclusive forum for the resolution of all other claims or complaints arising under or in connection with this Agreement. The Limited Partners waive any objection to such forums on the grounds of venue, forum non-conveniens or any similar ground.”

Section 4. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 5. Governing Law. This Amendment No. 4 will be governed by and construed in accordance with the laws of the State of Delaware.

Section 6. Severability. Each provision of this Amendment No. 4 shall be considered severable, and, if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment No. 4 that are valid, enforceable and legal.
[signature page follows]

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 4 as of the date first set forth above.
    GENERAL PARTNER:
MAGELLAN GP, LLC

By: /s/ Michael N. Mears
Name: Michael N. Mears
Title: President and Chief Executive Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as
Limited Partners of the Partnership, pursuant to powers
of attorney granted to the General Partner pursuant to
Section 2.6 of the Partnership Agreement
By: MAGELLAN GP, LLC, attorney in fact

By: /s/ Michael N. Mears
Name: Michael N. Mears
Title: President and Chief Executive Officer